FIRST AMENDMENT AGREEMENT
This First Amendment AGREEMENT (this “Amendment”) is made as of the 27th day of April, 2020 among:
(a)BANDWIDTH INC. (f/k/a Bandwidth.com, Inc.), a Delaware corporation (the
“Borrower”);
(b)the Lenders, as defined in the Credit Agreement, as hereinafter defined; and
(c)KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under the Credit Agreement (the “Administrative Agent”).
WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit and Security Agreement, dated as of November 4, 2016, as amended and restated as of March 1, 2019 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”);
WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend the Credit Agreement to modify certain provisions thereof;
WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and
WHEREAS, unless otherwise specifically provided herein, the provisions of the Credit Agreement revised herein are amended effective as of the date of this Amendment;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Administrative Agent and the Lenders agree as follows:
1. Additions to Definitions in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended to add the following new definitions thereto:
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for Dollardenominated syndicated credit facilities at such time, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1%), the Benchmark Replacement will be deemed to be one percent (1%) for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:
(a)a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the United States Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate or a Relevant Governmental Body announcing that the Eurodollar Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date, and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication), and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 3.8 hereof, and (b) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 3.8 hereof.
“Capped Call Transactions” means those certain capped call transactions entered into by the Borrower in connection with the Convertible Notes with one or more financial institutions relating to the Borrower’s common stock (or other securities or property following a merger event or other changes of the common stock of the Borrower).
“Convertible Notes” means those certain 0.250% convertible senior notes, with an original aggregate principal amount of $400,000,000, issued pursuant to that certain Indenture, dated as of February 28, 2020, between the Borrower and Wilmington Trust, National Association, as trustee.
“Early Opt-in Election” means the occurrence of:
(a)a determination by the Administrative Agent that Dollardenominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.8 hereof are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and
(b)the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower and the Lenders.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
2.Amendment to Definitions in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Commitment Increase Period” and “Eurodollar Rate” therefrom, and to insert in place thereof, respectively, the following:
“Commitment Increase Period” means the period from the Closing Date to April 15, 2020.
“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than one percent (1%), it shall be deemed to be one percent (1%) for purposes of this Agreement.
3.Addition to Definitions Provisions. Article I of the Credit Agreement is hereby amended to add the following new Section 1.4 at the end thereof:
Section 1.4. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
4.Amendment to Eurodollar Rate Lending Unlawful; Inability to Determine Rate Provisions. Section 3.5 of the Credit Agreement is hereby amended to delete subpart (c) therefrom.
5.Amendment to Additional Provisions Relating to Eurodollar Loans; Increased Capital; Taxes. Article III of the Credit Agreement is hereby amended to add the following new Section 3.8 at the end thereof:
Section 3.8. Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred, or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section 3.8. Notwithstanding the requirements of Section 10.3 hereof or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrower and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrower and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section 3.8 will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.8, including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.
(d)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the components of Base Rate based upon the Eurodollar Rate will not be used in any determination of Base Rate.
(e)    Eurodollar Rate Notification. The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in this Section 3.8, this Section 3.8 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to this Section 3.8, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate”, or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 3.8, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or has the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
6.Addition to Merger and Sale of Assets Provisions. Section 5.12 of the Credit Agreement is hereby amended to add the following new subpart (g) at the end thereof:
(g) the Borrower may enter into a sale/leaseback transaction with respect to any real property owned by the Borrower.
7.Addition to Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral Provisions. Section 5.22 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:
Notwithstanding anything in this Section 5.22 to the contrary, unless an Event of Default shall have occurred and be continuing, the Borrower shall not be required to provide a Lien to the Administrative Agent, for the benefit of the Lenders, with respect to the real property located at the southwest quadrant of Reedy Creek Road and Edwards Mill Road in Raleigh, North Carolina.
8.Amendment to Covenants Provisions. Article V of the Credit Agreement is hereby amended to delete Section 5.28 (Banking Relationship) therefrom and to insert in place thereof the following:
Section 5.28. Convertible Notes. The issuance and incurrence of the Convertible Notes, and the entering into the Capped Call Transactions, were consented to by the Lenders pursuant to that certain Consent Letter, dated February 25, 2020, among the Borrower, the Lenders and the Administrative Agent (the “Convertible Notes Consent Letter”). In connection therewith, the Lenders agreed that (a) any Indebtedness of the Borrower incurred pursuant to the Convertibles Notes shall be excluded from the calculation of the financial covenant set forth in Section 5.7(b) (Minimum CPaaS Revenue) hereof, (b) the Convertible Notes shall not constitute the Borrower’s “capital stock” or other “equity interest” (for the avoidance of doubt, conversions by holders (including any cash payment upon conversion), payments of interest or principal, redemptions or required repurchases with respect to the Convertible Notes shall not constitute a “Capital Distribution”), and (c) the Capped Call Transactions and the payment of premiums with respect thereto (i) shall be treated as Permitted Investments of the Borrower, and (ii) shall not constitute Indebtedness or Restricted Payments of the Borrower. The Borrower covenants and agrees that the Convertible Notes shall (A) at all times remain unsecured, and (B) mature no earlier than five years from the issuance thereof.
9.Consent to Removal of Cash Collateral Requirement. Pursuant to the Convertible Notes Consent Letter, the Borrower provided cash collateral to the Administrative Agent, for the benefit of the Lenders, in the amount of Twenty-Five Million Dollars ($25,000,000) (the “Cash Collateral Requirement”). At the request of the Borrower, the Administrative Agent and the Lenders hereby consent to the removal of the Cash Collateral Requirement and the termination of the blocked account control agreement entered into with respect thereto. The consent contained in this Amendment shall not be deemed to waive or amend any other provision of the Credit Agreement or the Loan Documents and shall not serve as consent to, or amendment of, any other matter inconsistent with the terms and conditions of the Credit Agreement or other Loan Documents. All of the terms of the Credit Agreement and the other Loan Documents remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of the Borrower to the Administrative Agent and the Lenders.
10.Closing Deliveries. Concurrently with the execution of this Amendment, the Borrower shall:
(a)execute and deliver a First Amendment Disclosure Letter, dated the date hereof, updating Schedules 6.1, 6.9, 6.16, 6.17, 6.18 and 6.19 to the Credit Agreement, to be in form and substance satisfactory to the Administrative Agent and the Lenders;
(b)cause each Guarantor of Payment to execute the attached Guarantor Acknowledgment and Agreement; and
(c)pay all legal fees and expenses of the Administrative Agent in connection with this Amendment and any other Loan Documents.
11.Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) the Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the Organizational Documents of the Borrower or any law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower; (d) no Default or Event of Default exists, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) each of the representations and warranties contained in the Loan Documents is true and correct in all material respects as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty expressly states that it relates to an earlier date (in which case such representation or warranty is true and correct in all material respects as of such earlier date); (f) the Borrower is not aware of any claim or offset against, or defense or counterclaim to, the Borrower’s obligations or liabilities under the Credit Agreement or any other Related Writing; and (g) this Amendment constitutes a valid and binding obligation of the Borrower in every respect, enforceable in accordance with its terms.
12.Waiver and Release. The Borrower, by signing below, hereby waives and releases the Administrative Agent, and each of the Lenders, and their respective directors, officers, employees, attorneys, affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
13.References to Credit Agreement and Ratification. Each reference to the Credit Agreement that is made in the Credit Agreement or any other Related Writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as otherwise specifically provided herein, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.
14.Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
15.Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
16.Severability. Any provision of this Amendment that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
17.Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of New York.
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4819-9618-7322.6

JURY TRIAL WAIVER. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY
RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER
SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE
ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT
OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP
ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.
Address:    900 Main Campus Drive    BANDWIDTH INC.
Suite 100
Raleigh, North Carolina 27606        By: /s/ David A. Morken
Attention: General Counsel    David A. Morken

Chief Executive Officer
Address:    127 Public Square    KEYBANK NATIONAL ASSOCIATION
Cleveland, Ohio 44114-1306 as the Administrative Agent and as Lender
Attention: Institutional Bank
By: /s/ Thomas A. Crandell
                Thomas A. Crandell
Senior Vice President

PACIFIC WESTERN BANK
By: /s/ Matthew Long
Matthew Long
VP

GUARANTOR ACKNOWLEDGMENT AND AGREEMENT

The undersigned consent and agree to and acknowledge the terms of the foregoing First Amendment Agreement dated as of April 27, 2020. The undersigned further agree that the obligations of the undersigned pursuant to the Guaranty of Payment executed by the undersigned are hereby ratified and shall remain in full force and effect and be unaffected hereby.
The undersigned hereby waive and release the Administrative Agent and the Lenders and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of any kind or nature, absolute and contingent, of which the undersigned are aware or should be aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
JURY TRIAL WAIVER. THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE UNDERSIGNED, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTOR ACKNOWLEDGMENT AND AGREEMENT, THE AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

BROADBAND, LLC
BANDWIDTH.COM CLEC, LLC
By: Bandwidth Inc., Manager
By: /s/ David A. Morken
David A. Morken
Chief Executive Officer

Signature Page to
Guarantor Acknowledgment and Agreement